Exhibit 99.1

Name and Address of Reporting Person:	Halcyon Capital Management LP
477 Madison Avenue, Eighth Floor
New York, NY 10022

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	November 1, 2017

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated April 17, 2017, by and among Hamony Merger Corporation, Harmony Merger Sub, LLC, NextDecade, LLC and certain members of NextDecade, LLC and entities affiliated with such members (the “Merger Agreement”): Halcyon Mount Bonnell Fund LP (“Mount Bonnell”), HLTS GP LLC (“HLTS”), Halcyon Energy, Power & Infrastructure Capital Holdings LLC (“HEPI”), First Series of HDML Fund I LLC (“HDML”), HDML Asset LLC (“HDML Asset”), Halcyon Capital Management LP (“Halcyon Capital”), Avinash Kripalani, Jason Dillow, Kevah Konner and John Bader.

(2) HLTS is the general partner of Mount Bonnell.  HCN GP LLC is the general partner of HCN LP (“HCN”). HDML Asset is the investment member of HDML.  Halcyon Solutions GP, LLC is the general partner of Halcyon Solutions Master Fund, LP (“HSM”). Halcyon Capital is the investment manager for each of Mount Bonnell, HCN, HEPI, HDML and HSM.  Investment decisions of Halcyon Capital are made by one or more of its portfolio managers, including Jason Dillow and Kevah Konner, each of whom has individual decision-making authority.  John Bader is the CEO of Halcyon Capital.  Avinash Kripalani is a Principal at Halcyon Capital and serves on the board of directors of the Issuer as Halcyon’s representative.

(3)  Represents 3,775 shares sold by HEPI, 5,726 shares sold by Mount Bonnell and 1,376 shares sold by HDML.

(4) Represents 2,056,621 shares directly held by HEPI (including 313,288 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 4,806,320 shares directly held by HCN (including 730,789 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 3,119,348 shares held directly held by Mount Bonnell (including 475,160 contingent shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 749,612 shares directly held by HDML (including 114,176 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), and 325,165 shares directly held by HSM.

(5) Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein, except to the extent of its, his or her pecuniary interest.